                                                                    Exhibit 99.2

[C&N VOLUNTEERS LOGO]

enhancing the lives

   of our neighbors

 in the communities

          we serve.



[PICTURES]

                                                     49 corridor enterprise zone
                                                          alparon community park
                                                         american cancer society
                                                      american heart association
                                                      athens chamber of commerce
                                                                   athens rotary
                                                  athens township police pension
                                                     austinburg methodist church
                                                                        B.O.O.M.
                                     big brothers-big sisters of bradford county
                                           big brothers-big sisters of wellsboro
                                              bradford county historical society
                                bradford county industrial development authority
                                                     bradford county pool league
                                            bradford/sullivan american red cross
                                               bradford/sullivan county eye bank
                                bradford/sullivan county outstanding young women
                                                      butler hill baptist church
                                                          calvary baptist church
                                       calvary tabernacle assembly of god church
                                                          camptown little league
                                                                  canton borough
                                                               canton lions club
                                                            canton park cemetery
                                     central bradford county chamber of commerce
                                              central bradford county united way
                                                            cogan house tv co-op
                                                          cooks pond association
                                                           corey creek golf club
                                                                      cub scouts
                                                cowanesque valley rod & gun club
                                                           dexter baptist church
                                                                 ducks unlimited
                                                            dushore fire company
                                                           dushore midget league
                                                              dushore music club
                                               eagles mere ambulance association
                                       eldredsville firemen's relief association
                                             eldredsville volunteer fire company
                                                elkland area chamber of commerce
                                                  elkland area community library
                                                                 elkland jubilee
                                                           elkland little league
                                                  endless mountain church league
                                   endless mountain firemen's relief association
                                                       first presbyterian church
                                           forksville area sportsmen association
                                               forksville volunteer fire company
                                              forksville united methodist church
                                                               franklin township


2002 ANNUAL HIGHLIGHTS

[LOGO] CITIZENS & NORTHERN CORPORATION
galeton little league
girl scouts usa
glenwood cemetery
good christian radio broadcasting
grand canyon airport authority
grandparents against illiteracy in schools greater hughesville business association greater mansfield area chamber of commerce greater valley assembly of god greater valley chamber of commerce green free library grover church of christ growth resources of wellsboro guthrie health services habitat for humanity - williamsport chapter herrickville volunteer fire company herrickville wesleyan church holiday veterans memorial holiday christian & missionary alliance church hope lutheran church horance b. packer foundation independent bible church of wellsboro international managers council jack russell terrier association just us kids parent care club kids club knoxville cemetery association knoxville ladies vfw knoxville players knoxville united methodist church lackawanna college advisory board lake makoma association lambs creek sportsmen's club laporte woman's club laporte little theatre laporte sesquicentennial committee laporte volunteer fire company laurel festival laurel health services laurel health system laurel wellness center liberty blockhouse festival liberty booster club liberty community 4-h club liberty high school alumni liberty salvation army liberty visioning committee liberty volunteer fire company little league lycoming college lycoming county chapter american red cross lycoming hospice lycoming united way mansfield band booster club mansfield instructional ball league mansfield international student organization mansfield kiwanis club mansfield p.e.o. woman's organization



[PICTURE]
"To me, the amount of time I spent volunteering for various organizations is just a natural extension of my desire to serve people. When most people think about a financial institution's employees,they think that we are in the business of finance. That is only partially true. I believe that mostly we're in the "people" business - that is to say the business of serving people.
                                                                  Larry Alderson
                                                              AVP, Trust Officer



[PICTURE]
"I was privileged to grow up in a small town with caring parents and five siblings. We learned early to give and take. Reaching out brought joy back. Actually, all I can say is giving of yourself increases the joy in your life. Volunteering is gaining happiness and helping people. It is impossible to give more than you receive back in joy.
                                                                 Mary Rose Sacks
                                                   AVP, Knoxville Branch Manager

[PICTURE]
"I strongly believe if you volunteer your time to a local civic,non-profit or youth organization, that ANYONE can make a difference in helping better the quality of life in your community.
                                                                   Dave Schucker
                                                          AVP, Loan Officer,Troy

[LOGO] CITIZENS & NORTHERN CORPORATION

[PICTURE]
"Everyone needs to take a turn in helping the communities that they live in. It's not a burden, but a privilege.
                                                                     Terry Depew
                                                            VP, Regional Manager
                                                                   Athens Office


[PICTURE]
"Organizations need volunteers and the more volunteers the lighter the load. It is very satisfying to help out.
                                                                   Diane Elvidge
                                                                      AC, Teller
                                                                 East Smithfield

A MESSAGE TO OUR SHAREHOLDERS...

   We certainly live at a challenging time. Terrorism, the prospect of war in Iraq, never-ending unrest in the Middle East, and North Korea's possession of nuclear weapons present dangers and threats to life in the democratic free world. Investors' and shareholders' faith in corporate America has been severely damaged by accounting and corporate governance scandals. A recent recession, a slow recovery, fears of deflation, mortgage and short-term interest rates at 40-year lows, and an unprecedented three consecutive years of decline in the U.S. equity market only add to the uncertainties and challenges. While rural north central Pennsylvania seems removed from these more global political and economic issues, we are nonetheless affected. Low interest rates have benefited borrowers, who have refinanced existing loans and mortgages at a record pace over the past two years. Unfortunately, depositors have seen the rates offered on their accounts drop as precipitously. Planning and saving for retirement or college education is more of a challenge now that more realistic investment returns must be used to project future values. Wealth creation and preservation are both a challenge.

VALUES

     Through it all Citizens & Northern has continued to deliver value and stability to shareholders, communities, clients and employees. We define ourselves by our shared values, vision and mission. We believe that these key and fundamental values provide the foundation of what we are and what we want to be:

     - Client-Focus - We understand the needs, values and aspirations of our customers; create quality products to address those needs; and provide professional, consistent and prompt service and advice.

     -    Excellence - We must strive to be the best at everything we do.

     - Integrity - Honesty and adherence to the highest ethical standards is non-negotiable.

     - Teamwork - We must work as a unified and dedicated team of specialists to deliver on our promises to clients.

     - Respect - We trust the capabilities, character and judgment of our colleagues.

     - Responsibility and Accountability - Each employee of C&N takes ownership of the opportunities and challenges we identify and encounter daily.

VISION

     The C&N professionals will be recognized by the communities and clients we serve as the foremost source of advice, counsel and solutions for their changing financial needs.

     I believe in the people of C&N. Our people have brought us to where we are and will take us to even higher levels of service, profitability and quality for all of our constituencies.

[PICTURE]
 Craig G. Litchfield
 President, CEO
"We define ourselves by our shared values, vision and mission."


2002 FINANCIAL HIGHLIGHTS

The continued low rate environment was, for a second consecutive year, very beneficial to our interest margin and our ability to grow our earning assets - loans and securities. The combination of a 4.8% increase in interest and dividend income and a 7.2% decrease in interest expense produced an increase in interest margin of nearly 18%. Other Income increased by over 8% and realized net gains on securities increased 50% due to significant price improvements in bank stocks held in our portfolios. Other Expenses, a major component of which is employee wages and benefits, increased by 11.7% as we continue to build and enhance our delivery system. Net Income increased by over 24% to nearly $15 million. This is the highest net income in history for your company. Total dividends paid increased by 9.4% over the previous year. Additionally, for the 28th consecutive year a 1% stock dividend was declared.

Available-for-Sale securities increased to over $512 million, or 18%. Loans (net of Allowance for Loan Losses) increased $71.4 million or 19%. Deposits and Repo Sweep balances grew by nearly $64.5 million, or 10.8%. Borrowings increased by 41.3% to support our securities and loan growth. Total Assets increased by 17.5% to just over one billion dollars.

Loan quality as measured by Nonperforming Assets to Total Assets (0.12%) and Net Charge-Offs to Total Loans (0.1%) remains strong.

The book value of one share of our stock
(excluding adjustment for unrealized gains and losses on Available-for-Sale securities) increased by 9.3% to $19.62. The Shareholder Equity to


                                                              (Continued Page 2)

CITIZENS & NORTHERN CORPORATION                                           PAGE 1

[PICTURE]
"Volunteering is an investment in both myself and the organizations I serve. Support from my employer helps me improve my quality of life as well as those I choose to donate time to.
                                                                   Shawn Schreck
                                                              VP, Compliance and
                                                                Security Officer
                                                                Wellsboro Office

[PICTURE]
"I've always enjoyed sports and working with kids, so coaching was a natural fit for me. Hopefully, they've learned baseball skills as well as some life lessons along the way I've learned a lot from them as well.

                                                                      Bob Miller
                                                              Courier, Wellsboro
A MESSAGE TO OUR SHAREHOLDERS...(CONT.)

(From Page 1)

Average Assets ratio is a strong 11% and regulatory Risk-Based Capital Ratio stands equally strong 20.1%. As of year-end our was trading at $31.00, which is an 18.6% from the end of 2001. The dividend yield stock for 2002 was 3.74%.

  Trust Assets Under Management shrunk 6.1% due mostly to the continued weakness equity markets. Nevertheless, our Trust Financial Management staff has continued to increase the number of client relationships. Additionally, during 2002 we introduced a Daily Valuation 401(k) product that telephone and Internet access to account information. During 2003, we will provide and Asset Management clients who so desire secure Internet access to their accounts.

  In January of 2002, renovations and remodeling of the Bower Building in Wellsboro were completed. The building now serves as the base for our broker/dealer and insurance subsidiary, C&N Financial Services; and is the home of C&N University, our employee training and education program. Our Tioga Office was expanded and remodeled to include a two lane covered drive-in facility and a walk-in vault. Additionally, our Athens Office lobby and teller area received a much delayed and needed remodeling. Our plans call for more investment in our existing infrastructure in the form of renovation and remodeling to meet the growth in customer relationships and to deal with general wear and tear.

  Looking into the future, we anticipate another year of good financial performance in 2003. However, we believe that it will be difficult to duplicate the earnings growth that we have seen in 2001 and 2002. With interest rates at historic lows, there is not much farther for them to fall. Most economists are predicting a rising interest rate environment as the U. S. economy recovers from the brief recession and when the uncertainty of war with Iraq is resolved. Our interest margin will be affected as higher yielding loans mature or are refinanced and as higher yielding investments mature or are called. We began seeing some reduction in the margin in the fourth quarter of 2002. If interest rates do begin to rise, we will experience some additional stress on the interest margin because our liabilities (deposits and borrowings) reprice faster than our assets (loans and investment securities). We continue to look for opportunities to increase our non-interest revenues to make us less reliant upon interest rates.


"Our plans call for more investment in our existing infrastructure . . . to meet the growth in customer relationships."

PRODUCTS AND SERVICES

  In 2002, we introduced the Index Powered CD(SM) IRA giving our IRA customers another investment alternative. Like any other deposit the Index Powered CD(SM) IRA is protected by FDIC insurance and provides investors with a return that is tied to the performance of the Standard & Poor's 500((C)) Index. The FDIC and C&N guarantee the investor's principal, subject to FDIC insurance limitations and assuming the CD is held to maturity. Therefore, if the Index drops, investors will get at least their principal back. Thus the Index Powered CD(SM) IRA has the potential to outperform traditional savings products. If the Index Powered CD(SM) IRA is withdrawn prior to maturity, the investor could lose some principal.

  Through our Insurance and Broker/Dealer subsidiary, C&N Financial Services, we began offering Section 529 Plans to help our customers save for their children's and grandchildren's college educations. These plans are state sponsored, qualified-tuition saving programs. 529's provide tax-free growth of earnings for qualified withdrawals. 529's utilize a wide array of mutual funds for their investments and have very attractive benefits for those saving for college. They include, but are not limited to, control of the account, higher contribution limits, no age restrictions, no income restrictions and multiple investment choices. Individuals and Employers can set up these programs.

  In 2002, we introduced the Sammy Saver(TM) Ju$t for Kid$ program. Sammy Saver is a life-size beetle-like mascot that has visited area schools to deliver education to young people related to saving, budgeting and responsible borrowing. We have created special Sammy Saver savings accounts as part of the program. Sammy will be appearing in local parades and in advertising of products for children like 529 Plans and Educational Savings Accounts. With children's financial illiteracy at an all-time high in our country, we believe the Sammy Saver program will make a difference for the children in our market.

(Continued Page 3)

CITIZENS & NORTHERN CORPORATION                                        PAGE 2

[PICTURE]
"Growing up, I remembered mostly the volunteers who molded me through sports and Scouting. Returning this to young adults through sports, Scouting, church and community development is a rich reward to me personally.
                                                                Larry Pick, AVP,
                                                             Mortgage Specialist
                                                                    Muncy Office

[PICTURE]
"The organizations that I volunteer for are church related programs for children. I enjoy working with the children because they have a zest for life, are honest and are open to hear the Gospel message. I am always refreshed after spending time with them.
                                                                  Sue Hunsberger
                                                                  Loan Processor
                                                                Wellsboro Office

A MESSAGE TO OUR SHAREHOLDERS...(CONT.)

(From Page 2)

THE FUTURE

C&N's management and board of directors will strive to build an organization that will continue its quest to be the premier, locally-based financial institution in its market. Maximizing long-term shareholder value, delivering quality, high-value, relationship-based client service, supporting and strengthening the socio-economic systems in our communities and being the employer of choice are our enduring objectives.

   Finally, at our February 2003 directors meeting, the board reluctantly accepted Dave Pennypacker's request to retire from his position as director and as chair of the Executive Committee. Dave's request was driven by both medical and personal reasons. Dave joined the board of directors in 1993 and immediately earned the admiration and respect of his fellow directors. Dave's CPA background, his knowledge of business and his sound judgment have greatly enhanced our corporate governance processes considerably over the past 10 years. Dave has agreed to accept a role as Director Emeritus and will continue to serve as a Wellsboro Advisory and Tioga County Regional Board member. Dave has been a mentor and friend to us all. We thank him for his contributions and commitment to C&N.

TIOGA OFFICE HAS A BRAND NEW LOOK!

   The major project for Citizens & Northern Bank this year was the renovation of the Tioga Branch office.

   The transformation included expanding the facility from two to four offices and installing a new, full size vault. A second drive-up lane was added, along with a new customer service office.

   The major construction project was unveiled for the public during an open house celebration in January.

   The week-long event culminated with a ribbon cutting, refreshments and drawings for prizes.

     The renovation project at Tioga is another indication of C&N's commitment to making all of its offices as user-friendly as possible, according to Craig G. Litchfield, chairman, president and CEO.

[PICTURE]
Tioga Mayor Curtis Osterhoudt congratulates Craig G. Litchfield on the Tioga renovations.

SAMMY MAKES A BIG IMPACT!

   Sammy Saver, C&N Bank's favorite "spokesbug" and mascot, has proven a big hit with people of all ages.

   This year Sammy embarked on summer and holiday tours, traveling throughout C&N country. Sammy promotes C&N's highly successful "Ju$t For Kid$" savings program, which is open to children age 12 and under.

   Another successful aspect of the Sammy Saver program has been school visitations. This fall, the C&N Bank Marketing Department sent letters to local schools advising teachers that Sammy, armed with a full curriculum to teach children the value of saving money, was available to visit classrooms. A number of local schools have participated in the Sammy Saver program. Programs are available for young people of all age levels.


[PICTURE]
Children from a nearby day care center visit with Sammy at the Ralston Branch office.

CITIZENS & NORTHERN CORPORATION                                        PAGE 3

[PICTURE]
"I believe it's up to each of us to give back to our community as those before us gave.
                                                                     Jeff Aeppli
                                                               AVP, Loan Officer
                                                                    Wysox Office


[PICTURE]
"I feel volunteerism is vital to the well-being of my community. I have chosen to be an active member of several organizations in order to serve my community in many ways.
                                                                     Linda Etzel
                                                              AC, Branch Manager
                                                                  Laporte Office

FIVE-YEAR PERFORMANCE

Net Income (In Millions)
[GRAPH]
 1998    1999   2000    2001     2002
$11.1   $11.5   $8.5   $12.1    $15.0

Total Assets (In Millions)
[GRAPH]
1998    1999    2000    2001    2002
$646    $706    $719    $867    $1,019

Total Stockholders' Equity ((In Millions)
[GRAPH]
1998    1999    2000    2001    2002
$90.6   $76.6   $89.0   $100.2  $115.8

Deposits (In Millions)
[GRAPH]
1998     1999   2000    2001    2002
$477     $500   $529    $576    $640

Net Loans (In Millions)
[GRAPH]
1998    1999    2000    2001    2002
$286    $306    $323    $374    $445

Cash Dividends Declared
[GRAPH]
 1998     1999    2000    2001    2002
$0.82    $0.90   $0.98   $1.06   $1.16
    (Per share,historical basis*)
   *Plus 1 stock dividend each year


CITIZENS & NORTHERN CORPORATION                                       PAGE 4

[PICTURE]
" I began working with young people when my own children were small and continue to do so, believing that they are, indeed, our future.
                                                                  Bonnie Bennett
                                                                 AC/CSR, Dushore

[PICTURE]
" I work and live in my community and if it takes volunteer work to make it a better community, I'm here to help in any way I can.
                                                                      Pat Church
                                                                 Teller, Elkland

QUARTERLY SHARE DATA

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. Information regarding sales prices of the Corporation's stock is available through the OTC Bulletin Board (www.otcbb.com). The Corporation's stock is not listed or traded on NASDAQ or a national securities exchange. The Corporation's stock symbol is CZNC.OB.

The following table sets forth the approximate high and low sales prices of the common stock during 2002 and 2001:

                                   2002                                            2001
                        -----------------------------------------      -----------------------------------------
                        High       Low          Dividend Declared      High        Low         Dividend Declared
                                                per Quarter                                    per Quarter
First Quarter           $28.50     $24.50       $0.28                  $22.00      $20.00      $0.26
Second Quarter           30.00      27.70        0.28                   21.75       20.41       0.26
Third Quarter            32.00      29.30        0.30                   23.45       21.00       0.26
Fourth Quarter           33.00      30.15        0.30                   26.50       23.10       0.28
                                                 plus 1% stock                                  plus 1% stock
                                                 dividend                                       dividend

COMMON STOCK AND PER SHARE DATA

                                                             2002         2001         2000          1999           1998
                                                           ---------    ---------    ---------     ---------      ---------
Net income per share - basic .......................           $2.80        $2.25        $1.58         $2.14          $2.06
Net income per share - diluted .....................           $2.79        $2.25        $1.58         $2.14          $2.06
Cash dividends declared per share ..................           $1.16        $1.04        $0.95         $0.87          $0.78
Cash dividends declared per share - historical basis           $1.16        $1.06        $0.98         $0.90          $0.82
Stock dividend .....................................               1%           1%           1%            1%             1%
Stockholders' equity per share (a) .................          $21.70       $18.76       $16.58        $14.29         $16.89

Stockholders' equity per share, excluding
accumulated other comprehensive income (loss) (a) ..          $19.42       $17.77       $16.57        $15.94         $14.67

Weighted average shares outstanding - basic ........       5,339,449    5,348,963    5,363,232     5,362,861      5,367,497
Weighted average shares outstanding - diluted ......       5,354,041    5,350,452    5,364,386     5,368,325      5,377,392
Number of shares outstanding at year end ...........       5,285,606    5,234,800    5,207,244     5,153,729      5,102,028

(a) For purposes of this computation, the number of shares outstanding has been increased for the effects of 1% stock dividends issued in January following each year-end.

KNOWN "MARKET MAKERS" WHO HANDLE CITIZENS & NORTHERN CORPORATION STOCK TRANSACTIONS ARE:

BAIRD PATRICK & CO.
20 Exchange Place
New York, NY 10005
(212)-493-6619

F.J. MORRISSEY & CO., INC.
BOENNING &
SCATTERGOOD, INC.
4 Tower Bridge - Suite 300
200 Barr Harbor Drive
West Conshohocken,PA 19428
(800)-842-8928

FERRIS, BAKER WATTS, INC.
6 Bird Cage Walk
Holidaysburg, PA 16648
(800)-343-5149

MONROE SECURITIES, INC
47 State Street
Rochester, NY 14614
(800)-766-5560

RBC DAIN RAUSCHER
3 Times Square, 24th Floor
New York, NY 10036
(866)-835-1422

RYAN, BECK & COMPANY
3 Parkway
Philadelphia, PA 19102
(800)-342-2325

SANDLER O'NEILL &
PARTNERS, LP
919 Third Avenue, 6th Floor
New York, NY 10022
(800)-635-6851

INDEPENDENT AUDITORS
PARENTE RANDOLPH, PC
400 Market Street
Williamsport, PA 17701

INVESTOR INFORMATION
ANNUAL MEETING OF
SHAREHOLDERS
The Annual Meeting of Shareholders will be held in the Arcadia Theater, Wellsboro, PA, at 2:00 p.m. Tuesday, April 15, 2003.

General shareholder inquiries should be sent to:

CITIZENS & NORTHERN CORPORATION
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901

STOCK TRANSFER AGENT
American Stock Transfer & Trust Co.
59 Maiden Lane, Plaza Level
New York, NY 10038
(800)-278-4353

CITIZENS & NORTHERN CORPORATION                                       PAGE 5

FIVE YEAR SUMMARY OF OPERATIONS

(In thousands)                                          2002        2001        2000        1999        1998
--------------                                          ----        ----        ----        ----        ----
INCOME STATEMENT
Interest income .................................      $57,285     $54,661     $51,643     $48,036     $45,183
Interest expense ................................       26,315      28,356      30,145      24,571      22,693
--------------------------------------------------------------------------------------------------------------
Interest margin .................................       30,970      26,305      21,498      23,465      22,490
Provision for loan losses .......................          940         600         676         760         763
--------------------------------------------------------------------------------------------------------------
Interest margin after provision for loan losses .       30,030      25,705      20,822      22,705      21,727
Other income ....................................        6,624       6,120       5,002       6,823       6,359
Securities gains ................................        2,888       1,920       1,377       3,043       3,001
Other expenses ..................................       20,849      18,671      16,906      17,732      16,483
--------------------------------------------------------------------------------------------------------------
Income before income tax provision ..............       18,693      15,074      10,295      14,839      14,604
Income tax provision ............................        3,734       3,022       1,819       3,354       3,527
--------------------------------------------------------------------------------------------------------------
Net income ......................................      $14,959     $12,052      $8,476     $11,485     $11,077
==============================================================================================================
BALANCE SHEET AT YEAR END
Total securities (1) ............................     $513,597    $437,398    $343,596    $356,287    $327,309
Gross loans, excluding unearned discount ........      451,145     379,228     328,305     310,892     291,003
Total assets ....................................    1,018,768     866,999     719,335     705,898     646,298
Total deposits ..................................      640,304     576,274     528,967     500,474     476,518
Stockholders' equity, excluding accumulated
 other comprehensive income .....................      103,691      94,903      88,887      85,507      78,645
Total stockholders' equity ......................      115,837     100,187      88,969      76,623      90,567

AVERAGE BALANCE SHEET
Total securities, at amortized cost (1) .........      470,764     412,654     371,360     349,133     300,692
Gross loans, excluding unearned discount ........      410,670     346,353     318,382     301,584     285,275
Earning assets ..................................      881,434     759,007     689,743     650,717     585,966
Total assets ....................................      943,001     805,229     704,221     680,864     626,102
Total assets excluding unrealized gains or losses      930,539     798,590     717,052     672,999     606,163
Total deposits ..................................      613,392     544,579     503,848     483,858     448,601
Stockholders' equity, excluding accumulated
 other comprehensive income .....................       99,361      91,703      87,258      81,767      74,810
Stockholders' equity ............................      107,595      96,021      78,792      87,143      87,997

FINANCIAL RATIOS
Return on stockholders' equity, excluding
 accumulated other comprehensive income (2) .....        15.06%      13.14%       9.71%      14.05%      14.81%
Return on stockholders' equity (2) ..............        13.90%      12.55%      10.76%      13.18%      12.59%
Return on assets (2) ............................         1.59%       1.50%       1.20%       1.69%       1.77%
Stockholders' equity to assets, excluding
 accumulated other comprehensive income (2) .....        10.68%      11.48%      12.17%      12.15%      12.34%
Stockholders' equity to assets (2) ..............        11.41%      11.92%      11.19%      12.80%      14.05%
Stockholders' equity to loans (2) ...............        26.20%      27.72%      24.75%      28.90%      30.85%
Net income to:
 Total interest income ..........................        26.11%      22.05%      16.41%      23.91%      24.52%
 Interest margin ................................        48.30%      45.82%      39.43%      48.95%      49.25%
Dividends as a % of net income ..................        41.17%      46.08%      60.19%      40.39%      37.81%

(1) Includes available-for-sale and held-to maturity securities, and interest-bearing cash and due from banks

(2)  Financial ratios calculated based on average balance sheet data


CITIZENS & NORTHERN CORPORATION                                          PAGE 6

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 2002 and 2001.

(IN THOUSANDS,EXCEPT PER SHARE DATA)                       2002 QUARTER ENDED
                                                MARCH 31,  JUNE 30,  SEPT.30,    DEC.31

Interest income ...............................   $13,642   $14,523   $14,675   $14,445
Interest expense ..............................     6,316     6,745     6,675     6,579
---------------------------------------------------------------------------------------
Interest margin ...............................     7,326     7,778     8,000     7,866
Provision for loan losses .....................       180       180       280       300
---------------------------------------------------------------------------------------
Interest margin after provision for loan losses     7,146     7,598     7,720     7,566
Other income ..................................     1,687     1,681     1,642     1,614
Securities gains ..............................     1,226       781       489       392
Other expenses ................................     5,106     5,248     5,310     5,185
---------------------------------------------------------------------------------------
Income before income tax provision ............     4,953     4,812     4,541     4,387
Income tax provision ..........................     1,115       992       831       796
---------------------------------------------------------------------------------------
Net income ....................................    $3,838    $3,820    $3,710    $3,591
---------------------------------------------------------------------------------------
Net income per share - basic ..................     $0.72     $0.72     $0.70     $0.67
---------------------------------------------------------------------------------------
Net income per share - diluted ................     $0.72     $0.71     $0.69     $0.67
---------------------------------------------------------------------------------------

(IN THOUSANDS,EXCEPT PER SHARE DATA)                       2001 QUARTER ENDED
                                                MARCH 31,  JUNE 30,  SEPT.30,    DEC.31
Interest income ...............................   $13,093   $13,830   $13,962   $13,776
Interest expense ..............................     7,492     7,278     7,037     6,549
---------------------------------------------------------------------------------------
Interest margin ...............................     5,601     6,552     6,925     7,227
Provision for loan losses .....................       150       150       150       150
---------------------------------------------------------------------------------------
Interest margin after provision for loan losses     5,451     6,402     6,775     7,077
Other income ..................................     1,434     1,516     1,600     1,570
Securities gains ..............................       455       742       520       203
Other expenses ................................     4,598     4,580     4,575     4,918
---------------------------------------------------------------------------------------
Income before income tax provision ............     2,742     4,080     4,320     3,932
Income tax provision ..........................       477       891       914       740
---------------------------------------------------------------------------------------
Net income ....................................    $2,265    $3,189    $3,406    $3,192
---------------------------------------------------------------------------------------
Net income per share - basic ..................     $0.42     $0.60     $0.64     $0.60
---------------------------------------------------------------------------------------
Net income per share - diluted ................     $0.42     $0.60     $0.64     $0.60
---------------------------------------------------------------------------------------


                                                          2002 annual highlights


CITIZENS & NORTHERN CORPORATION                                          PAGE 7

TRUST AND FINANCIAL MANAGEMENT GROUP

(IN THOUSANDS)                          2002         2001          2000         1999          1998
                                        ----         ----          ----         ----           ----

Assets ...........................   $ 285,221     $303,868     $ 327,063     $ 320,385     $ 283,262
Revenue  .........................   $   1,755     $  1,576     $   1,613     $   1,456     $   1,288

The composition of trust assets under management and accounts as of December 31,

2002 and 2001 are shown in the following table:

(IN THOUSANDS)
INVESTMENTS

                                        2002         2001
                                        ----         ----
Bonds ............................   $ 100,053     $ 98,098
Stocks  ..........................      83,620       93,487
Mutual funds .....................      77,573       83,618
Savings and Money Market funds  ..      21,394       27,005
Real estate  .....................       1,457          721
Mortgages ........................         508          643
Miscellaneous  ...................         616          296
                                     ---------     --------
Total  ...........................   $ 285,221     $303,868
                                     =========     ========

Pension/profit sharing  ..........   $ 103,986     $114,776
Investment management  ...........      85,120       86,024
Trusts ...........................      79,753       85,228
Custody  .........................      12,919       14,858
Guardianships  ...................       1,310        1,557
Estates  .........................       2,133        1,425
                                     ---------     --------
Total  ...........................   $ 285,221     $303,868
                                     =========     ========

[CITIZENS & NORTHER BANK LOGO]   TRUST AND
                                 FINANCIAL MANAGEMENT
                                 GROUP

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available through C&N's website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.


CITIZENS & NORTHERN CORPORATION                                           PAGE 8

CITIZENS & NORTHERN CORPORATION OFFICERS

CRAIG G. LITCHFIELD, Chairman of the Board, President and
  Chief Executive Officer
MARK A. HUGHES, Treasurer
KATHLEEN M. OSGOOD, Corporate Secretary

                                    [PICTURE]

"Opportunities to volunteer in our communities are endless - as is the need for volunteers. There is no better way to contribute to the organizations we support than with our time.

Valerie Kinney
AVP, Branch Manager
Towanda Office

                                    [PICTURE]

"Giving back to your community is something I feel is important. A community can only grow when its people share an interest and care about each other. It's very rewarding to be a part of this experience.

Joan Blackwell
AC, Loan Officer
Liberty Office


ADVISORY BOARD MEMBERS

ATHENS AND SAYRE
----------------
Virginia L. Reap
Brenda L. May
Warren J. Croft
Max P. Gannon, Jr.
R. Bruce Haner
Susan E. Hartley
George D. Howell
Wayne E. Lowery
David Rosenbloom
Mary Theresa Sullivan

DUSHORE
-------
Helen W. Ferris
Ronald A. Gutosky
Leo F. Lambert
Dennis K. McCarty
Kerry A. Meehan
Julie Gavitt Shaffer

EAST SMITHFIELD
---------------
Peggy A. Brown
Roy L. Beardslee
Thomas G. Furman
Liston D. Pepper
Bennett R. Young

ELKLAND
-------
Roberta C. Heck
Mark R. Howe
John C. Kenyon
Edward L. Learn

KNOXVILLE
---------
Mary Rose Sacks
Gerald L. Bliss
L. Grant Gehman
Karl W. Kroeck
William W. Roosa

LAPORTE
-------
Linda M. Etzel
David L. Baumunk
Robin A. Fiester
William B. Saxe
Leonard Simpson

LIBERTY
-------
Ann L. Yuscavage
Lyle R. Brion
Gary L. Dinnison
Lawrence F. Mase
Ray E. Wheeland

MANSFIELD
---------
Robin K. Carleton
Gary Ray Butters
Clifford Cross, Jr.
David Kurzejewski
John F. Wise, Jr.

MUNCY
-----
Dawn Myers
Kenneth F. Fry
Roger D. Jarrett
Daniel Mathers
Ann M. Tyler

RALSTON
-------
William C. Holmes
George E. Bittner
William W. Brooks, III
Richard T. Demitras

TIOGA
-----
Lois C. Wood
John E. Brackley
C. Frederick LaVancher
Leisa L. LaVancher
Donald E. Treat

TOWANDA AND
MONROETON
-----------
Valerie W. Kinney
James A. Brown
Adelbert E. Eldridge
W. John Greenland
Robert J. Murphy
Jeffrey A. Smith
James E. Towner
Deborah J. Weisbrod

TROY
----
Mark C. Griffis
Dennis F. Beardslee
Roy W. Cummings, Jr.
J. Robert Garrison
Gregory W. Powers
Evan S. Williams, Jr.


WELLSBORO
---------
Richard L. Wilkinson
Donald R. Abplanalp
J. Robert Bower
Robert F. Cox, Jr.
R. Robert DeCamp
Craig Eccher
Jan E. Fisher
Edward H. Owlett, III
F. David Pennypacker

WYSOX
-----
Debra S. Kithcart
Lucille P. Donovan
Robert L. Fulmer
Mark W. Smith
Walter E. Warburton, Jr.

CITIZENS & NORTHERN CORPORATION                                           PAGE 9

                        CITIZENS & NORTHERN BANK OFFICERS

                                    [PICTURE]

"Volunteering with worthwhile children's organizations gives me a chance to share wonderful moments with several children in the community, and the time spent working with my own children is very precious to me.

Lisa Cook
Teller, Tioga


                                    [PICTURE]

"The richest people in the world are not necessarily the people with wealth, but the people who give freely of themselves. No matter how much time you devote to volunteerism, you get back so much more.

Will Holmes
AVP, Branch Manager
Ralston Office


OPERATIONS
----------

Craig G. Litchfield
Chairman, President and Chief
Executive Officer

Brian L. Canfield
Senior Executive Vice
President and Branch System
Administrator

Dawn A. Besse
Executive Vice President, Sales,
Service and Employee Development
Coordinator

Mark A. Hughes
Executive Vice President and Chief
Financial Officer

Matthew P. Prosseda
Executive Vice President and
Commercial Loan Coordinator

Harold F. Hoose III
Vice President

Michelle M. Karas
Vice President and Marketing
Coordinator

Scott A. Keck
Vice President and Bank
Operations  Coordinator
and Chief Privacy Officer

Kathleen M. Osgood
Corporate Secretary

Klas G. Anderson
Assistant Vice President

Robert E. Bolt
Assistant Vice President

Carl M. Chambers
Assistant Vice President

Joan L. Grenell
Assistant Vice President

Karen L. Keck
Assistant Vice President,
Account Services

Daniel Manetta
Corporate Education Director

Jeffrey B. Osgood, SPHR
Human Resource Director

Joseph A. Snell
Assistant Controller

Nancy L. Tubbs
Assistant Vice President and
IRA Administrator

Kevin Weinhoffer
Assistant Vice President

Sandra G. Andrews
Assistant Cashier

Rosalie L. Bordas
Assistant Cashier,
Account Services

Teresa L. Mitchell
Assistant Cashier and Funds
Management Officer

Sandra A. Parulas
Training Officer

Linda M. Prough-Shuey
Assistant Cashier

Joan E. Rohe
Assistant Cashier and Staff
Accountant


TRUST & FINANCIAL MANAGEMENT GROUP
----------------------------------
Thomas L. Briggs
Executive Vice President and
Senior Trust Officer

Deborah E. Scott, CFP
Executive Vice President and
Senior Trust Officer

Linda L. Kriner
Vice President and Trust
Officer

Renee D. Laychur, CFP
Vice President and Trust
Officer

Rhonda J. Litchfield
Vice President and Trust
Investment Officer

Larry D. Alderson, CFP
Assistant Vice President and
Trust Officer

Michael G. Charles
Assistant Vice President and
Tax Officer

Keith T. Safford
Employee Benefit Officer

Mary J. Wood
Trust Officer

Lori Brown
Assistant Trust Officer

James D. Butters
Assistant Trust Officer

MANAGEMENT INFORMATION SYSTEMS
------------------------------
Rick J. Cisco
Vice President and
Senior Systems Analyst

James H. Shelmire
Vice President and
Senior Systems Analyst

AUDIT AND COMPLIANCE
--------------------
Russell H. Bauman
Vice President and Auditor

Shawn M. Schreck
Vice President, Compliance
and Security Officer

Glenda R. Marzo
Assistant Vice President
and Assistant Auditor

BANKCARD SERVICES
-----------------
Keith C. Cavanaugh
Assistant Vice President,
BankCard Sales Manager

Eileen K. Ranck
Assistant Vice President,
BankCard Manager

INTERNET BANKING
----------------
Shelley L. D'Haene
Internet Banking
Coordinator

C&N FINANCIAL SERVICES CORPORATION
----------------------------------

INSURANCE DIVISION
------------------
Thomas L. Rudy, Jr.
President

BROKER/DEALER DIVISION
----------------------
Philip A. Prough
Vice President,
Broker/Dealer Division

OFFICES
-------

ATHENS
------
428 South Main St.
Athens, PA 18810
570.888.2291
Virginia L. Reap
Assistant Vice President,
Branch Manager

Terry R. Depew
Vice President,
Regional Manager

Amir Sabanovic
Assistant Cashier,
Loan Officer

Kathy L. Griffis
Assistant Cashier

DUSHORE
-------
111 Main St.
Dushore, PA 18614
570.928.8124
Helen W. Ferris
Vice President,
Branch Manager and
Regional Manager

Bonnie L. Bennett
Assistant Cashier

Raechelle N. Curry
Assistant Cashier

Brenda B. Whiteley
Assistant Cashier

EAST SMITHFIELD
---------------
Main Street
East Smithfield, PA 18817
570.596.3131
Peggy A. Brown
Assistant Vice President,
Branch Manager

Elaine F. Johnston
Assistant Vice President

Diane B. Elvidge
Assistant Cashier

Sandra J. McNeal
Assistant Cashier

ELKLAND
-------
104 Main Street
Elkland, PA 16920
814.258.5111
Roberta C. Heck
Assistant Vice President,
Branch Manager

Lynette Burrous
Assistant Cashier

CITIZENS & NORTHERN CORPORATION                                          PAGE 10

                        CITIZENS & NORTHERN BANK OFFICERS


[PICTURE]


"Volunteerism has been and will continue to be an essential ingredient in maintaining the quality of life for our nation. As individuals, God has blessed each of us with different talents, abilities and interests. I believe it is both a responsibility and a joy to give those talents and abilities to make our communities a better place to live and work in.

Brian Canfield
Senior Executive VP
Branch Administrator



KNOXVILLE
---------
102 East Main St.
Knoxville, PA 16928
814.326.4151
Mary Rose Sacks
Assistant Vice President,
Branch Manager
Leonard Mitchell, III
Assistant Cashier

LAPORTE
-------
Main Street
Laporte, PA 18626
570.946.4011
Linda M. Etzel
Assistant Cashier,
Branch Manager

Margaret J. Black
Assistant Cashier

LIBERTY
-------
Main Street
Liberty, PA 16930
570.324.2331
Ann L. Yuscavage
Vice President,
Branch Manager

Joan M. Blackwell
Assistant Cashier

MANSFIELD
---------
1085 South Main St.
Mansfield, PA 16933
570.662.1111
Robin K. Carleton
Vice President,
Branch Manager

Diane K. Wilson
Assistant Cashier

MONROETON
---------
Route 220
Monroeton, PA 18832
570.265.2157
Valerie Kinney
Assistant Vice President,
Branch Manager

MUNCY
-----
3461 Route 405 Highway
Muncy, PA 17756
570.546.6666
Dawn L. Myers
Assistant Cashier,
Branch Manager

Larry N. Pick
Assistant Vice President
and Mortgage Specialist

Linda L. Gordner
Assistant Cashier

RALSTON
-------
Thompson Street
Ralston, PA 17763
570.995.5421
William C. Holmes
Assistant Vice President,
Branch Manager

SAYRE
-----
503 North Elmira St.
Sayre, PA 18840
570.888.2220
Brenda L. May
Assistant Vice President,
Branch Manager

Stacey A. Sickler
Assistant Vice President and
Mortgage Specialist
Marcella J. Chaykosky
Assistant Cashier

Mark W. Elsbree
Assistant Cashier

TIOGA
-----
41 Main Street
Tioga, PA 16946
570.835.5236
Lois C. Wood
Assistant Vice President, Branch Manager

Deborah K. Beck
Assistant Cashier

TOWANDA
-------
428 Main St.
Towanda, PA 18848
570.265.6171
Valerie W. Kinney
Assistant Vice President, Branch Manager

James E. Parks
Vice President, Regional Manager

Chad R. Smith
Assistant Cashier

TROY
----
Courthouse Square
Troy, PA 16947
570.297.2159
Rosalie H. Hall
Assistant Cashier, Branch Operations Mgr.

Mark C. Griffis
Vice President, Regional
Manager

David S. Schucker
Assistant Vice President

WELLSBORO
---------
90-92 Main Street
Wellsboro, PA 16901
570.724.3411
Richard L. Wilkinson
Vice President, Regional Manager

Kim L. Miller
Vice President Senior Loan Officer

George M. Greeley
Assistant Cashier

Brett W. Kennedy
Assistant Cashier


WYSOX
-----
Route 6
Wysox, PA 18854
570.265.9148
Debra S. Kithcart
Assistant Vice President,
Branch Manager

Jeffery E. Aeppli
Assistant Vice President


CITIZENS & NORTHERN CORPORATION AND CITIZENS & NORTHERN BANK

Dennis F. Beardslee
Owner, Terrace Lanes Bowling Center

R. Robert DeCamp
President, Patterson Lumber, Inc.

Jan E. Fisher
Executive Director for
Healthcare Services,
Laurel Health System

R. Bruce Haner
Auto Buyer for New Car Dealers

Susan E. Hartley
Attorney at Law

Karl W. Kroeck
Farmer

Leo F. Lambert
President and General Manager
Fitzpatrick & Lambert, Inc.

Edward L. Learn
Owner, Learn Hardware and
Building Supply

Craig G. Litchfield
Chairman of the Board,
President and Chief Executive
Officer

Edward H. Owlett, III
President and CEO of Putnam
Company

Leonard Simpson
Attorney at Law

James E. Towner
Publisher of "The Daily and
Sunday Review"

Ann M. Tyler
Certified Public Accountant,
Ann M. Tyler CPA, PC

DIRECTORS EMERITI
-----------------
J. Robert Bower
Pharmacist

Adelbert E. Eldridge
Retired Regional Director of
Susquehanna Region of
Pennsylvania Electric Co.

Lawrence F. Mase
Retired, formerly President of
Mase's, Inc.

Robert J. Murphy
Retired, formerly attorney in the
law firm of Davis, Murphy,
Niemiec & Smith

Donald E. Treat
Retired, formerly owner of
Treat Hardware

CITIZENS & NORTHERN CORPORATION                                          PAGE 11

                                    [PICTURE]

"I have been involved in Jack Russell Terrier Rescue for over 6 years. Being a breeder, I feel it is a breeder's duty to help a dog in need. It has become a disposable world, and animals suffer for it. In Rescue we try to find the "right" new home for a dog and most of the time with great results and happy endings.

Lindalee Sweitzer
Branch Supervisor
Monroeton Office



"I feel that volunteering is an important part of being a member of my community and working with others to make a difference.

Renee Laychur
Vice President and
Trust Officer
Muncy Officer

CONTACT US....

Our service departments may be contacted directly:

BANKCARD SERVICES
-----------------
RR #7, Wellsboro, PA 16901
1-800-676-6639

ACCOUNT SERVICES
----------------
90-92 Main Street, Wellsboro, PA 16901
1-800-726-2265

TRUST & FINANCIAL MANAGEMENT GROUP
----------------------------------
90-92 Main Street, Wellsboro, PA 16901
1-800-487-8784

428 Main Street, Towanda, PA 18848
1-888-987-8784

428 South Main Street, Athens, PA 18810
1-888-760-8192

3461 Route 405 Highway, Muncy, PA 17756
570-546-6666


C&N FINANCIAL SERVICES CORPORATION
----------------------------------
64 Main Street, Wellsboro, PA 16901
1-866-ASK-CNFS
www.cnfinancialservices.com


INTERNET BANKING
----------------
90-92 Main Street, Wellsboro, PA 16920
570-724-0266
www.cnbankpa.com

SNAPSHOTS FROM THE YEAR JUST PAST...

                                    [PICTURE]
CITIZENS & NORTHERN CORPORATION                                          PAGE 12

                                   [PICTURE]

"Community involvement is a meaningful part of life at C&N. Getting to know people in the community is important, helping others is important and helping others makes you feel good about yourself.

Tom Rudy
President, C&NFS


                                   [PICTURE]

"By being actively involved in one's community, a business person is able to stay in touch with the everyday needs of the people with whom he works and serves.
Bringing the personal perspective in alignment with professional objectives is not only what I enjoy, it's also C&N's mission..."Professionals dedicated to meeting your lifetime financial needs, with a personal touch."

Rob Carleton
VP, Mansfield Branch Manager



                                   [PICTURE]

"My goal is not only to help the community I live in, but hopefully pass on the spirit of community service to my four children so they can better serve their future communities.

Mark Elsbree
Loan Officer, Sayre


mansfield university business & industry campaign mansfield university foundation mansfield university board of trustees mansfield wrestling booster club march creek fellowship baptist church masonic fraternity lodge mennonite bible fellowship middlebury baptist church montgomery area crop walk montgomery community development muncy valley area volunteer ambulance company muncy valley area volunteer fire company neighborhood housing management nessmuk chapter national wild turkey federation new albany vfw north central pa estate planners council north rome christian school north towanda fire rescue northern tier recreation association northern tier region pa bowhunters festival parkhurst presbyterian church pba legislative committee pike township powell united methodist church redeemer united church of christ roosevelt trail league rotary international saint francis picnic saint paul's episcopal church saint paul's united church of christ saint peter's united church of christ salem church sayre church of the redeemer sayre little league sayre rotary shepherd of the hills lutheran church smithfield township volunteer fire department southern tier cocker spaniel club southside alliance church springfield baptist church st. basil's catholic church standing stone vesper church sullivan county action Inc.
sullivan county fair
sullivan county food pantry
sullivan county high school athletic booster club sullivan county scholarship association sullivan terrace board tioga central railroad tioga county 4-h tioga county chapter of american red cross tioga county christian academy tioga county partnership for community health tioga county community leadership program tioga county development corporation tioga county fair association

[CITIZENS & NORTHERN CORPORATION LOGO]
tioga county partnership for community health towanda junior football towanda junior wrestling club towanda lions club towanda little league towanda main street towanda memorial hospital towanda rifle & pistol club towanda rotary club towanda ymca trinity lutheran church & school troy area school sports troy community swimming pool troy fair troy lions club troy little league troy community soccer league tyoga country club tyoga county car club united church of nelson united methodist church of wellsboro united way of wellsboro valley alliance church valley ambulance association valley christian & missionary alliance church of ansonia valley economic development association valley grange valley kiwanis valley leadership program valley youth soccer wellsboro area youth soccer wellsboro chamber of commerce wellsboro fire & ambulance association wellsboro gridders club western bradford development corporation williamson alumni association williamson girls basketball booster club williamson girls volleyball booster club winfall united methodist church wyalusing valley hoopsters club wysox ambulance wysox chamber of commerce wysox fire company wysox presbyterian church xi gamma sigma ymca of bradford county


                                   [PICTURE]

Last year, C&N Bank employees contributed more than 20,400 hours of their time and talent to charitable organizations in the communities served by the 17-branches of Citizens & Northern Bank.

I can think of no better way to salute that effort than by highlighting their achievements in our annual review.

I am proud of the over 300 employees that work for Citizens & Northern Bank, and prouder still of their involvement in their local communities.

Craig G. Litchfield
Chairman, President &
Chief Executive Officer

                                   [PICTURE]

                     [CITIZENS & NORTHERN CORPORATION LOGO]

  Athens/Dushore/East Smithfield/Elkland/Knoxville/Laporte/Liberty/Mansfield/
 Monroeton/Muncy/Ralston/Sayre/Tioga/Towanda/Troy/Wellsboro/Wysox/Member FDIC/
                              Stock Symbol CZNC-OB

                                www.cnbankpa.com